Exhibit 10.1.3

1 Water Street
Camden, NJ 08102-1658

July 25, 2019

Mr. Loyd Warnock
216 East Highlands Circle
Lenoir City, TN 37772

Dear Mr. Warnock:

This letter agreement amends the “Amended and Restated Employment Letter Agreement,” dated May 2, 2014, as amended effective April 25, 2018. Specifically, the subsection titled “LTIP Grants Issued in 2018, 2019 and 2020,” is now amended as follows:

LTPP Grants Issued in 2018, 2019, 2020 and 2021

So long as the Compensation Committee approves LTPP grants to eligible employees in 2018, 2019 and 2020, any grants made to you pursuant to the Company’s LTPP in these years shall vest on January 1, 2021. So long as the Compensation Committee approves LTPP grants to eligible employees in 2021, any grants made to you pursuant to the Company’s LTPP in that year shall vest on January 31, 2022.

Your signature below indicates your acceptance of this amendment. Please let me know if you have any questions or concerns.

Regards,

/s/ Susan N. Story

By my voluntary and knowing signature below, I, Loyd Warnock, certify that I completely read and understand this document. I further understand that my employment remains “at will,” which means that I am not guaranteed employment or any particular job for any specified period of time.  The Company or I may terminate my employment at any time, for any or no reason, with or without cause.

 /s/ Loyd Warnock

Signature: Loyd Warnock